www.genpt.com
News Release

October 21, 2025

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Third Quarter 2025 Results and Updates Full-Year Outlook

•Sales of $6.3 billion
•Diluted EPS of $1.62
•Adjusted Diluted EPS of $1.98
•Updates 2025 Outlook:
◦Revenue Growth to 3% to 4% from 1% to 3%
◦Adjusted Diluted EPS to $7.50 to $7.75 from $7.50 to $8.00

ATLANTA -- Genuine Parts Company (NYSE: GPC), a leading global service provider of automotive and industrial replacement parts and value-added solutions, announced today its results for the third quarter ended September 30, 2025.

“Our third quarter results were in line with our expectations and demonstrate the ongoing execution of our strategic initiatives,” said Will Stengel, President and Chief Executive Officer. “We continue to proactively manage costs in an inflationary environment and remain focused on what we can control. I want to thank our teammates across the globe for their determination and commitment to serving our customers with excellence.”

Third Quarter 2025 Results

Sales were $6.3 billion, a 4.9% increase compared to $6.0 billion in the same period of the prior year. The improvement is attributable to a 2.3% increase in comparable sales, a 1.8% benefit from acquisitions and a 0.8% favorable impact of foreign currency and other.

Net income was $226 million compared to net income of $227 million, in the prior year period. Diluted earnings per share was $1.62, in line with the same period of the prior year.

Adjusted net income was $276 million which excludes a net expense of $49 million after tax adjustments, or $0.36 per diluted share, in costs associated with the company's global restructuring initiative. This compares to adjusted net income of $263 million for the same period of the prior year. On a per share diluted basis, adjusted net income was $1.98, a 5.3% increase compared to $1.88 in the same period of the prior year. Refer to the reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for more information.

Third Quarter 2025 Segment Highlights

Automotive Parts Group ("Automotive")

Global Automotive sales were $4.0 billion, up 5.0% from the same period in 2024. The improvement is attributable to a 2.3% benefit from acquisitions, a 1.6% increase in comparable sales and a 1.1% favorable impact of foreign currency and other. Segment EBITDA of $335 million increased 5.9%, with segment EBITDA margin of 8.4%, up 10 basis points from the same period of the prior year.

Industrial Parts Group ("Industrial")

Industrial sales were $2.3 billion, up 4.6% from the same period in 2024. The improvement is attributable to a 3.7% increase in comparable sales and a 1.1% benefit from acquisitions, partially offset by a 0.2% unfavorable impact of foreign currency. Segment EBITDA of $285 million increased 6.6%, with segment EBITDA margin of 12.6%, up 30 basis points from the same period of the prior year.

Nine Months 2025 Results

Sales for the nine months ended September 30, 2025 were $18.3 billion, up 3.2% from the same period in 2024. Net income for the nine months was $675 million, or $4.85 per diluted share. This compares to net income of $771 million, or $5.51 per diluted share, in the prior year period. Adjusted net income was $810 million in the first nine months of 2025, compared to adjusted net income of $915 million in the prior year period. Adjusted diluted earnings per share was $5.82 compared to $6.55 in the prior year period.

Balance Sheet, Cash Flow and Capital Allocation

The company generated cash flow from operations of $511 million for the first nine months of 2025. The reduction in the company’s operating cash flows year-over-year is driven by lower net income, accelerated tax payments versus 2024 and changes in working capital. Net cash used in investing activities was $488 million, including $350 million for capital expenditures and $182 million for acquisitions. Net cash used in financing activities was $94 million, consisting of $567 million used to repay the principal amount of our 1.75% Unsecured Senior Notes and $421 million for dividends paid to shareholders, partially offset by $886 million in net proceeds from our commercial paper program. Free cash flow was $160 million for the first nine months of 2025. Refer to the reconciliation of GAAP net cash provided by operating activities to free cash flow for more information.

As of September 30, 2025, the company had $431 million in cash and cash equivalents, as well as $1.1 billion in undrawn capacity on the company's Revolving Credit Agreement, after giving effect to commercial paper borrowings.

2025 Outlook

The company is updating full-year 2025 guidance previously provided in its earnings release on July 22, 2025. The company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, current trade environment and geopolitical conflicts and the potential impact these factors may have on results in updating its guidance, which is outlined in the table below.

"While we delivered third-quarter results in line with our expectations, the broader market backdrop did not improve," said Bert Nappier, Executive Vice President and Chief Financial Officer. "We are updating our 2025 outlook to reflect our year-to-date results, along with our expectations that current market conditions will remain consistent with what we experienced in the third quarter."

The outlook below does not include the previously announced one-time, non-cash charge the company expects to record when its U.S. pension plan termination settles (which is expected to occur in late 2025). This one-time, non-cash charge is not included in the 2025 outlook due to uncertainty on the final charge. However, to the extent the one-time, non-cash charge is recognized in 2025, diluted earnings per share in the table below will be impacted. The one-time, non-cash charge will not impact adjusted diluted earnings per share. See footnote one below for additional information.

For the Year Ending December 31, 2025
	Previous Outlook	Current Outlook
Total sales growth	1% to 3%	3% to 4%
Automotive sales growth	1.5% to 3.5%	4% to 5%
Industrial sales growth	1% to 3%	2% to 3%
Diluted earnings per share (1)	$6.55 to $7.05	$6.55 to $6.80
Adjusted diluted earnings per share	$7.50 to $8.00	$7.50 to $7.75
Effective tax rate	Approximately 24%	Approximately 24%
Net cash provided by operating activities	$1.1 billion to $1.3 billion	$1.1 billion to $1.3 billion
Free cash flow	$700 million to $900 million	$700 million to $900 million
(1)As noted above, GAAP (as defined below) diluted earnings per share outlook for 2025 does not include the potential impact of the one-time, non-cash charge the company will incur upon settlement of its U.S. pension plan termination given the uncertainty on the final charge. The pension plan settlement process involves several regulatory steps and approvals. Subject to completion of these steps and approvals, settlement is expected by late 2025. The one-time, non-cash charge to be recognized at settlement will be equal to the actuarial losses accumulated in accumulated other comprehensive income, which are estimated to be in a range of $650 million and $750 million. The actual amount of the settlement charges will depend on the valuation of the pension obligation at the settlement date, which is dependent upon interest rates, the lump sum election rate, the cost to purchase annuities, U.S. pension plan asset returns, and other factors. Additional information can be found in the Employee Benefits Plans footnote to the company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024. In addition, given the bespoke nature of the one-time, non-cash charge, which is not representative of the company’s continuing operations, non-GAAP adjusted diluted earnings per share will exclude the impact of the one-time, non-cash charge.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income, adjusted diluted net income per common share and free cash flow. The company believes that the presentation of adjusted net income, adjusted diluted net income per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the company's core operations. The company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. For example, certain of the non-GAAP metrics contained herein exclude costs relating to our global restructuring initiative and ongoing integration of acquired independent automotive stores, which are one-time events that do not recur in the ordinary course of our business. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the company’s core operations. The company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from or as a substitute for, GAAP financial information. The company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below. We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges and certain other unusual adjustments.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. Our calculation of comparable sales is computed using total business days for the period and is inclusive of both company-owned stores and sales to our independent owners' stores. The company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, however our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the company's investor relations website. The call is also available by dialing 800-836-8184. A replay of the call will be available on the company's website or toll-free at 888-660-6345, conference ID 76425#, two hours after the completion of the call.

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service provider of automotive and industrial replacement parts and value-added solutions. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 63,000 teammates. Learn more at genpt.com.

Contacts

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Vice President - Investor Relations	Vice President - Global Strategic Communications

Forward-Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the remainder of the year, our expectations regarding our ability to capitalize on these business and economic trends and to execute our strategic priorities, and the updated full-year 2025 financial guidance provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the direct and indirect impact of tariffs and other similar measures, as well as the potential impact of retaliatory tariffs and other similar actions) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine, the conflict in the Gaza strip and other continuing unrest in the Middle East; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; public health emergencies, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; possible changes in collections of outstanding receivables due to the bankruptcy or financial difficulties of our customers or vendors; changes in national and international legislation or government regulations, policies or actions, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, the U.S. government shutdown, and their direct and indirect impact to us, our suppliers and customers; changes in tax policies, including those included in the One Big Beautiful Bill Act; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Net sales	$6,260,232	$5,970,198	$18,290,726	$17,716,396
Cost of goods sold	3,918,830	3,771,757	11,451,252	11,262,997
Gross profit	2,341,402	2,198,441	6,839,474	6,453,399
Operating expenses:
Selling, administrative and other expenses	1,805,928	1,722,400	5,286,802	4,944,783
Depreciation and amortization	127,475	106,036	365,928	295,848
Provision for doubtful accounts	6,871	7,119	20,351	19,008
Restructuring and other costs	66,835	41,023	167,317	153,825
Total operating expenses	2,007,109	1,876,578	5,840,398	5,413,464
Non-operating expenses (income):
Interest expense, net	40,342	27,818	117,769	67,429
Other	2,258	(3,548)	(580)	(36,469)
Total non-operating expenses (income)	42,600	24,270	117,189	30,960
Income before income taxes	291,693	297,593	881,887	1,008,975
Income taxes	65,522	71,011	206,444	237,955
Net income	$226,171	$226,582	$675,443	$771,020
Dividends declared per common share	$1.03	$1.00	$3.09	$3.00
Basic earnings per share	$1.63	$1.63	$4.86	$5.53
Diluted earnings per share	$1.62	$1.62	$4.85	$5.51

Weighted average common shares outstanding	139,099	139,193	138,959	139,326
Dilutive effect of stock options and non-vested restricted stock awards	307	406	298	500
Weighted average common shares outstanding – assuming dilution	139,406	139,599	139,257	139,826

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)
The following table presents a reconciliation from EBITDA to net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net sales:
Automotive	$3,989,788	$3,799,789	$11,566,957	$11,100,800
Industrial	2,270,444	2,170,409	6,723,769	6,615,596
Segment EBITDA:
Automotive	$334,704	$316,142	$958,203	$998,687
Industrial	285,015	267,287	851,864	831,234
Corporate EBITDA (1)	(93,374)	(106,686)	(263,131)	(267,306)
Interest expense, net	(40,342)	(27,818)	(117,769)	(67,429)
Depreciation and amortization	(127,475)	(106,036)	(365,928)	(295,848)
Other unallocated costs	(66,835)	(45,296)	(181,352)	(190,363)
Income before income taxes	291,693	297,593	881,887	1,008,975
Income taxes	(65,522)	(71,011)	(206,444)	(237,955)
Net income	$226,171	$226,582	$675,443	$771,020
(1)Corporate EBITDA consists of costs related to our Corporate headquarters' broad support to our business units and other costs that are managed centrally and not allocated to business segments. These include personnel and other costs for company-wide functions such as executive leadership, human resources, technology, cybersecurity, legal, corporate finance, internal audit, and risk management, as well as product liability costs and A/R Sales Agreement fees.

The following table presents a summary of the other unallocated costs:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Other unallocated costs:
Restructuring and other costs (2)	$(66,835)	$(41,023)	$(167,317)	$(161,312)
Acquisition and integration related costs and other (3)	—	(4,273)	(14,035)	(29,051)
Total other unallocated costs	$(66,835)	$(45,296)	$(181,352)	$(190,363)
(2)    Amount reflects costs related to our global restructuring initiative which includes a voluntary retirement offer in the U.S. in 2024 and rationalization and optimization of certain distribution centers, stores and other facilities.

(3)     Amount primarily reflects lease and other exit costs related to the integration of acquired independent automotive stores.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$431,359	$479,991
Trade accounts receivable, less allowance for doubtful accounts (2025 – $78,571; 2024 – $68,976)	2,639,775	2,182,856
Merchandise inventories, net	5,873,796	5,514,427
Prepaid expenses and other current assets	1,722,027	1,675,310
Total current assets	10,666,957	9,852,584
Goodwill	3,127,271	2,897,270
Other intangible assets, less accumulated amortization	1,855,978	1,799,031
Property, plant and equipment, less accumulated depreciation (2025 – $2,028,733; 2024 – $1,771,785)	2,091,463	1,950,760
Operating lease assets	1,970,911	1,769,720
Other assets	982,288	1,013,340
Total assets	$20,694,868	$19,282,705

Liabilities and equity
Current liabilities:
Trade accounts payable	$6,100,223	$5,923,684
Short-term borrowings	910,752	41,705
Current portion of long-term debt	101,944	500,000
Dividends payable	143,271	134,355
Other current liabilities	2,126,911	1,925,636
Total current liabilities	9,383,101	8,525,380
Long-term debt	3,745,774	3,742,640
Operating lease liabilities	1,639,972	1,458,391
Pension and other post–retirement benefit liabilities	222,413	218,629
Deferred tax liabilities	428,340	441,705
Other long-term liabilities	470,141	544,109
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2025 – 139,110,499 shares; 2024 – 138,779,664 shares	139,111	138,780
Additional paid-in capital	217,068	196,532
Accumulated other comprehensive loss	(1,079,342)	(1,261,743)
Retained earnings	5,509,794	5,263,838
Total parent equity	4,786,631	4,337,407
Noncontrolling interests in subsidiaries	18,496	14,444
Total equity	4,805,127	4,351,851
Total liabilities and equity	$20,694,868	$19,282,705

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Operating activities:
Net income	$675,443	$771,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	365,928	295,848
Share-based compensation	37,183	37,280
Excess tax deficiency (benefits) from share-based compensation	6,226	(8,301)
Other operating activities, including changes in operating assets and liabilities	(574,091)	378
Net cash provided by operating activities	510,689	1,096,225
Investing activities:
Purchases of property, plant and equipment	(350,443)	(385,590)
Proceeds from sale of property, plant and equipment	21,085	74,215
Acquisitions of businesses	(181,987)	(954,207)
Other investing activities	23,394	20,390
Net cash used in investing activities	(487,951)	(1,245,192)
Financing activities:
Proceeds from debt	44,600	797,602
Payments on debt	(567,368)	(124,337)
Net proceeds of commercial paper	886,175	—
Shares issued from employee incentive plans	(16,316)	(16,524)
Dividends paid	(420,571)	(411,396)
Purchases of stock	—	(112,499)
Other financing activities	(20,237)	(8,018)
Net cash provided by (used in) financing activities	(93,717)	124,828
Effect of exchange rate changes on cash and cash equivalents	22,347	250
Net decrease in cash and cash equivalents	(48,632)	(23,889)
Cash and cash equivalents at beginning of period	479,991	1,102,007
Cash and cash equivalents at end of period	$431,359	$1,078,118

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)
The table below represents a reconciliation from GAAP net income to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
GAAP net income	$226,171	$226,582	$675,443	$771,020

Adjustments:
Restructuring and other costs (1)	66,835	41,023	167,317	161,312
Acquisition and integration related costs and other (2)	—	4,273	14,035	29,051
Total adjustments	66,835	45,296	181,352	190,363
Tax impact of adjustments (3)	(17,411)	(8,865)	(46,340)	(45,911)
Adjusted net income	$275,595	$263,013	$810,455	$915,472

The table below represents amounts per common share assuming dilution:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
GAAP diluted net income per common share	$1.62	$1.62	$4.85	$5.51

Adjustments:
Restructuring and other costs (1)	0.48	0.29	1.20	1.15
Acquisition and integration related costs and other (2)	—	0.03	0.10	0.22
Total adjustments	0.48	0.32	1.30	1.37
Tax impact of adjustments (3)	(0.12)	(0.06)	(0.33)	(0.33)
Adjusted diluted net income per common share	$1.98	$1.88	$5.82	$6.55
Weighted average common shares outstanding – assuming dilution	139,406	139,599	139,257	139,826

(1)     Amount reflects costs related to our global restructuring initiative which includes a voluntary retirement offer in the U.S. in 2024 and rationalization and optimization of certain distribution centers, stores and other facilities.

(2)     Amount primarily reflects lease and other exit costs related to the integration of acquired independent automotive stores.

(3)    We determine the tax effect of non-GAAP adjustments by considering the tax laws and statutory income tax rates applicable in the tax jurisdictions of the underlying non-GAAP adjustments, including any related valuation allowances. For the three and nine months ended September 30, 2025, we applied the statutory income tax rates to the taxable portion of all of our adjustments, which resulted in a tax impact of $17 million and $46 million.

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the Condensed Consolidated Statements of Income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Line item:
Cost of goods sold	$—	$—	$—	$7,487
Selling, administrative and other expenses	—	4,273	14,035	29,051
Restructuring and other costs	66,835	41,023	167,317	153,825
Total adjustments	$66,835	$45,296	$181,352	$190,363

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended September 30, 2025
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	1.6%	2.3%	1.0%	0.1%	5.0%
Industrial	3.7%	1.1%	(0.2)%	—%	4.6%
Total Net Sales	2.3%	1.8%	0.7%	0.1%	4.9%

	Nine Months Ended September 30, 2025
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	0.4%	3.2%	0.1%	0.5%	4.2%
Industrial	0.9%	1.2%	(0.5)%	—%	1.6%
Total Net Sales	0.6%	2.5%	(0.1)%	0.2%	3.2%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Net cash provided by operating activities	$510,689	$1,096,225
Purchases of property, plant and equipment	(350,443)	(385,590)
Free Cash Flow	$160,246	$710,635

For the Year Ending December 31, 2025
Net cash provided by operating activities	$1.1 billion to $1.3 billion
Purchases of property, plant and equipment	$400 million to $450 million
Free Cash Flow	$700 million to $900 million